EX 99.28(p)(141)

CONFIDENTIAL – FOR INTERNAL USE ONLY

Standard & Poor’s
Investment Advisory Services LLC

Code of Ethics

Issued by:
S&P Compliance Department

Applies to:
S&P Investment Advisory Services LLC and their Covered Associates

Effective Date:
20 April 2010

Related Policies and Guidelines:
This policy and procedures should be read in conjunction with S&P's Security Disclosure Policy and applicable addenda, and the McGraw-Hill Code of Business Ethics.

1.	Introduction

The following principles, together with the Standard & Poor’s (“S&P”) Securities Disclosure Policy, with associated addenda for S&P Investment Advisory Services LLC ("SPIAS") and Equity Research (collectively and hereinafter, the “S&P Securities Disclosure Policy”), makes up the SPIAS Code of Ethics (“the Code”).  The Code has been adopted by SPIAS in accordance with applicable rules and regulations pertaining to investment advisers.1  The purpose of the Code is to establish guidelines reasonably designed to identify and prevent SPIAS Code recipients from breaching any applicable fiduciary duties and to deal with other situations that may pose a conflict or potential conflict of interest.

While each registered entity that is part of S&P has a compliance program designed specifically to meet the applicable laws and regulations for that registered entity, recipients of the SPIAS Code should read the Code consistently with the McGraw-Hill Companies Code of Business Ethics, which sets forth the standard of business conduct required by all employees of The McGraw-Hill Companies.

2.	General Principles

All SPIAS Code recipients must respect and obey all the laws (including applicable Federal Securities laws), rules, and regulations applicable to SPIAS.  SPIAS Code recipients are also responsible for reading and understanding the policies and procedures that govern SPIAS’s business.  When in doubt, SPIAS Code recipients are expected to raise concerns/seek advice from their supervisors, managers, the Compliance Department and/or Global Regulatory Affairs (“GRA”).

This Code applies to all SPIAS Code recipients2 and acknowledges the general principles that these employees:

•	owe a fiduciary obligation to all SPIAS clients;

•	have a duty at all times to place the interest of SPIAS clients first and foremost;

•	must conduct their personal activities in a manner that avoids conflicts or the appearance of conflicts of interest or abuses of their position of trust and responsibility; and

•	should not take improper advantage of their positions in relation to SPIAS clients.

The Code prohibits SPIAS Code recipients from engaging in activities that are dishonest, manipulative, or that involve false or misleading statements.  No SPIAS Code recipient shall use any information concerning the activities of any SPIAS client for personal gain or in a manner harmful to the interests of the client.  In this regard, no SPIAS Code recipient shall:

•	employ any device, scheme, or artifice to defraud any SPIAS client;

•	make any untrue statement of material fact or omit to state a material fact that in the light of the circumstances could be construed as misleading;

•	engage in any act, practice, or course of business that operates or would operate as fraud or deceit upon any SPIAS client; or

•	engage in any manipulative practice with respect to any SPIAS client.

If a SPIAS Code recipient knows of, or reasonably believes there is, a violation of applicable laws, regulation, internal policy, or this Code, he or she must report that information immediately to the Chief Compliance Officer.  Employees may also report the matter to their supervisor, manager, or GRA.

3.	Confidentiality

Information relating to any SPIAS client’s business or activities may be confidential and should not be discussed with anyone who does not need to be privy to that information.  In addition, SPIAS analytical staff and other employees with access to sensitive and confidential information must maintain the utmost confidentiality and should not discuss such information with anyone who does not need to be privy to that information.

Additionally, any written or oral disclosure of material non-public information3 concerning SPIAS or SPIAS’s clients should be made only by those SPIAS persons who are specifically authorized to release that information.

4.	Political Affiliations and Contributions

SPIAS encourages people to be active participants in their community’s civic and political life.  SPIAS Code recipients, however, must be careful to ensure that their civic or political activities do not raise an appearance or an actual conflict of interest. To that end, S&P has adopted the Outside Business Activities/Professional Conduct Policy, requiring the disclosure of certain outside business activities and political affiliations.

Separately, all SPIAS “Covered Associates” and “Executive Officers”, as defined by the New York State Office of the Comptrollers Executive Order on Political Contributions, dated September 23, 2009, must preclear all political contributions through Compliance pursuant to the Securities Evaluations & Investment Advisory Services "Pay to Play" Policy and Guidelines.

5.	Supervised and Access Persons4

This Code applies to all SPIAS Code recipients, whether they be considered “supervised persons” as defined by the Investment Advisers Act of 1940 (“the Advisers Act”), or otherwise.  By means of the S&P Securities Disclosure Policy, all SPIAS Code recipients, whether they be considered “access persons” as defined by the Advisers Act or otherwise, are required to report their personal securities transactions and holdings as required by the policy and for those transactions and holdings to be reviewed.  The Chief Compliance Officer or designee maintains a list of access persons and promptly notifies any SPIAS supervised person when the nature of their job and/or responsibilities makes them an access person.

Viewed in light of the S&P Securities Disclosure Policy, all SPIAS Code recipients are designated Level 1, Level 2, Level 3, or Level 4, depending on their influence over S&P’s products and services and/or access to material non-public information.  For the purposes of the Advisers Act, all access persons are designated Level 1, Level 2, or Level 3, depending on their individual access to material non-public information and ability to influence the investment advisory process.  The degree of trading and holding restrictions, as well as other trade-related requirements, varies based on level assignment.

Pursuant to the S&P Securities Disclosure Policy, each SPIAS Code recipient, no matter what their level designation, is required to provide the following reports to Compliance by means of the Personal Securities Trading System ("PSTS"):

1.	A full reporting of all their current securities and holdings that contains, at a minimum:

•
the title and type of security, and the applicable exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security  in which the access person has any direct or indirect beneficial ownership;

•	the name of any broker/deal, mutual fund company, or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

•	The date person submits the report.

This information must be submitted to PSTS:

•	no later than 10 days after the person becomes an access person; and

•	thereafter, employee certifications with respect to all accounts and holdings must be submitted within 30 days of the end of both the second and fourth calendar quarters.

Once entered into PSTS, this information is maintained by the S&P Securities Disclosure Compliance team consistently with Records Management requirements for SPIAS.

2.
Monthly account statements for each transaction in accounts over which the employee has direct or indirect influence or control.  This information must be reported on PSTS in the time required by the S&P Securities Disclosure Policy.  Employees will be deemed to have satisfied this reporting requirement with respect to any accounts for which SPIAS receives copies of such statements directly from the broker in question, whether electronically or in hard copy.

The S&P Securities Disclosure Policy also addresses trading pre-clearance requirements for all employees’ trading activity, irrespective of access person status, and may limit certain types of other investments depending on facts and circumstances, e.g. Initial Public Offerings, certain private investments, etc.  All SPIAS Code recipients are required to comply with the account maintenance, reporting, and pre-clearance requirements as per the terms of the S&P Securities Disclosure Policy.

6.	Sanctions

A violation of the Code may subject the employee to the imposition of such sanctions as may be deemed appropriate under the circumstances.  Sanctions for violations of the Code will be determined by the Chief Compliance Officer, who may consult with SPIAS business managers, other S&P Compliance officers, Human Resources, legal representatives of S&P, etc.  Such sanctions may include written warnings, suspension or termination of employment, a letter of education, and/or appropriate restitution.

7.	Administration and Construction

The SPIAS Chief Compliance Officer shall be responsible for the Code and its administration.  Duties include:

•
providing all SPIAS Code recipients with a copy of this Code, requesting and receiving each recipient’s acknowledgement of the Code, and periodically informing them of their duties and obligations under the Code;

•	supervising the implementation and enforcement of the terms of the Code;

•	supervising the maintenance of all records and reports required by the Code pursuant to Rule 204-2(a) (12) and (13) of the Advisers Act or any other applicable law or regulation;

•	issuing, potentially with the assistance of GRA and/or legal counsel as may be appropriate, any interpretation of the Code;

•	conducting or overseeing inspections or investigations as shall reasonably be required to detect and report any apparent material violations of the Code; and

•	supervising and/or amending or modifying the Code as deemed necessary by the officers of SPIAS, with the assistance of any other necessary parties.

8.	Contacts

The S&P Compliance Department is headquartered on the 47th floor, 55 Water Street Building, New York.  For further reference, please visit the S&P Compliance Department’s Website:

Compliance Directory

Questions regarding these procedures or any compliance policy, procedure, or guideline may be address to:

David E. Vignola Chief Compliance Officer – Investment Services 212-438-7460	Craig Livingston Senior Compliance Officer 212-438-4296
Alan Waller Senior Compliance Officer 212-438-3414

1 In the US, the Investment Advisers Act of 1940, as amended, Rule 204A-1, dictates the establishment of a code of ethics for all registered investment advisers.  Other jurisdictions may have other, similar requirements.

2 Pursuant to the Advisers Act, the Compliance  Department identifies SPIAS Code recipients based on their role as an employee of S&P, more specifically, their business relationship with SPIAS.  Therefore, a SPIAS Code recipient is an “access person” who:

•	has access to nonpublic information regarding any advisory client of Standard & Poor's Investment Advisory Services LLC’s purchase or sale of securities;
•	has access to nonpublic information regarding the portfolio holdings of the advisory clients;
•	is involved in making STARS recommendations or securities recommendations to advisory clients; and/or
•
has access  or potential access to  STARS recommendations or recommendations that will be made to  advisory clients  that are yet to be made public.  An employee is considered to have potential access to STARS recommendations if the employee has access to MarketScope Workstation, Alpha systems, Guide database or Dmart database.

The Compliance Department presumes all “directors” and “officers” to be Access Persons.

3 The Standard & Poor’s Securities Disclosure Policy defines “material non-public information” as all confidential information and any information that (i) is not contained in a required or voluntary filing with a government agency or regulatory body, (ii) is not contained in a publication of general circulation or available on the Internet, (iii) is not contained in a press release issued by an issuer or client, or (iv) the issuer or client has not specifically identified as public information, and that would influence an investor’s decision to buy or sell Securities or would affect the price of that Security.

4 Supervised Persons and Access Persons are defined in the Advisers Act as follows:

“Supervised Person” means any partner, officer, director, (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

“Access Person” includes any of  Supervised Person:

(a)  Who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

(b)  Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

S&P Investment Advisory Services LLC and their Covered Associates are required to comply with this Code of Ethics.  Failure to comply may result in disciplinary action, up to and including termination of employment.

Standard & Poor’s
Securities Disclosure Policy

Issued by:
Securities Disclosure Compliance

Applies to:
Ratings Services, Segment, S&P Securities Evaluations, S&P Investment Advisory Services, Equity Research, Index Services, and certain other Standard & Poor’s and McGraw-Hill personnel who support the businesses named above

Effective date:
7 September 2010
This is the policy as now in effect globally and in most of Standard & Poor’s offices in the EU.  In certain EU member states full implementation of the policy is pending the completion of certain legal or regulatory requirements

For further instructions see:
Securities Disclosure Compliance intranet site

Standard & Poor’s employees are required to comply with this policy and guidelines. Failure to comply may result in disciplinary action up to and including termination of employment.

Table of Contents

1.       Introduction  3
1.1.       Why This Policy is Important  3
1.2.       Who is Covered by This Policy  3
1.3.       Our Commitment to Your Privacy  3
1.4.       If You Are Not Sure, Ask  4

2.       Regulatory Requirements  4

3.       If You Violate This Policy  5

4.       Restrictions  5
4.1.       Why Holding and Trading is Restricted  5
4.2.       Restrictions on All Employees  6
4.3.       Your Securities Disclosure Profile  7
4.4.       Restrictions Based on Your Securities Disclosure Profile  8
4.5.       Restricted Lists  9

5.       Pre-Clearance  10
5.1.       Duration of Approval  10
5.2.       Right to Prohibit Trades Not on Restricted Lists  10
5.3.       Exceptions to Pre-Clearance  10

6.       Designated Brokers  11
6.1.       Electronic Account Feeds  11
6.2.       Paper Statements  12
6.3.       New and Transferred Employees  12
6.4.       Exceptions to Designated Broker Requirement  12

7.       Reporting  13
7.1.       Initial Reporting Requirements for New and Transferred Employees  13
7.2.       On-going Reporting Requirements for Current Employees  13
7.3.       Exceptions to Reporting Requirements  13

8.       Divestment  15
8.1.       New Employees  15
8.2.       Transferred Employees  15
8.3.       Gifts and Inheritances  15
8.4.       Changes to Restricted Lists  15

9.       Certification  15
9.1.       Current Employees  15
9.2.       New Hire and Transferred Employees  16
9.3.       Contract/Temporary Personnel  16

10.       Exemptions  16

11.       Definitions  17

Standard & Poor’s | Securities Disclosure Policy

1.	Introduction Capitalized terms used herein are defined in Section 11 of this Policy.

1.1.
Why This Policy is Important

Standard & Poor’s has a worldwide reputation for integrity and objectivity. With that reputation comes responsibility – the responsibility to provide products and services in accordance with professional standards and that are not influenced inappropriately by Conflicts of Interest.

As an Employee of Standard & Poor's, you have access or potential access to Standard & Poor's processes and to Material Non-Public Information acquired during these processes. Allowing your investments to influence these processes, or allowing our information to influence your investments could damage the reputation of Standard & Poor’s and our Employees by calling into question the integrity of our products and services. This Policy contains restrictions on Holding and Trading Securities to prevent you from making investments that are or have the potential to be Conflicts of Interest by virtue of your role and responsibilities. For each business covered by the Investment Advisers Act of 1940, this Policy together with the associated Code of Ethics for that business constitute the Codes of Ethics required under Rule 204A-1.

1.2.	Who is Covered by This Policy1 This Policy applies to all Employees as defined in Section 11 of this Policy. It also applies, in some circumstances, to the Immediate Family of the Employees.

1.3.
Our Commitment to Your Privacy

As part of this Policy, you are required to report certain private information about your investments and those of your Immediate Family members. The information will be used only to monitor compliance with this Policy. Standard & Poor’s and our staff who have authorized access to the information will undertake efforts to hold this information in confidence, but it may be made available to the U.S. Securities and Exchange Commission (“SEC”) or other national and/or government regulators, to approved third parties as appropriate to validate compliance with the Policy, to third parties in connection with an investigation of a breach of this Policy, or to third parties to resolve disputes in which such information may be relevant.

The information collected in connection with this Policy is maintained at your local business unit place of employment. If you work outside the U.S., the information will be transferred to a central global database in the U.S.2

Non-U.S. Employees and their Immediate Family members may have rights, under local data protection law, to be provided with information about use by Standard & Poor’s of information about them, including copies of the information, to require any inaccurate information about them to be corrected or deleted and, in some circumstances, to object to the processing of their information. Employees and Immediate Family members wishing to exercise these rights should contact Securities Disclosure Compliance.

Before providing Standard & Poor’s with any information about an identifiable member of your Immediate Family, you should first inform that Immediate Family member that you will be providing the information, provide him or her with the identity of the Standard & Poor’s entity to which the information will be provided, and pass on the information set out above.

1.4.
If You Are Not Sure, Ask

If you have questions about this Policy or are uncertain about what is or is not permissible, please contact Securities Disclosure Compliance. Contact information is available on the Securities Disclosure Compliance intranet site.

2.
Regulatory Requirements
This Policy is designed to promote compliance with the Credit Rating Agency Reform Act of 2006 (“CRARA”), SEC regulations for Nationally Recognized Statistical Rating Organizations (“NRSROs”), and the SEC Investment Advisers Act of 1940; Regulation (EC) No. 1060/2009 of The European Parliament and of The Council of 16 September 2009 on credit rating agencies (“EU regulations”); Financial Instruments and Exchange Act, Act No. 25 of 1948, Article 66-35(i), and Cabinet Office Ordinance on Financial Instruments Business, etc., Ordinance No. 52 of 2007, Articles 308(1)(iii), 308(1)(iv), and 306(vii)(a)1 (“Japanese regulations”).  Although you may not be obliged by the laws of certain jurisdictions to provide information and take other steps as required by this Policy, this Policy is designed to promote compliance with applicable securities laws in all the jurisdictions in which Standard & Poor's operates.

3.
If You Violate This Policy
Consistent with The McGraw-Hill Companies and Standard & Poor’s Guild Codes of Business Ethics, any Employee who becomes aware of a violation of this Policy is encouraged to inform Securities Disclosure Compliance promptly. A report of all violations will be provided to the Chief Compliance Officer. Any breach of this Policy will be regarded as a violation of Standard & Poor’s internal policies and may constitute grounds for sanctions or disciplinary action, including dismissal from employment, in addition to any applicable sanctions for violations of Securities laws. The McGraw-Hill Companies and Standard & Poor’s prohibit retaliation against Employees who in good faith report actual or potential violations of this Policy.

4.	Restrictions

4.1.	Why Holding and Trading are Restricted Holding and Trading restrictions are designed to help you avoid potential Conflicts of Interest and Insider Trading and Tipping violations.

4.1.1.
Conflicts of Interest
As an Employee of Standard & Poor's, your professional responsibilities may conflict or appear to conflict with your personal investment goals. Such a Conflict of Interest may make it difficult for you to do your job impartially. To help you avoid a possible conflict or appearance of a conflict, Standard & Poor’s has placed restrictions on the Securities that you and your Immediate Family members may Hold.

4.1.2.
Insider Trading and TippingIt is illegal under U.S. law and the laws of many other jurisdictions to Trade a Security while in possession of Material Non-Public Information that a reasonable investor would consider important in making an investment decision or that would affect the market price of that Security if made public (“Insider Trading”). Tipping is also illegal in the U.S. and other jurisdictions.  As an Employee of Standard & Poor's, you have access or potential access to such Material Non-Public Information.3 To help you avoid Insider Trading and Tipping violations based on your access to this information, Standard & Poor’s has placed restrictions on the Securities that you and your Immediate Family members are permitted to Trade.4 Should you become privy to Material Non-Public Information other than as part of your routine duties, it is your responsibility to inform Compliance of this information.

4.2.	Restrictions on All Employees The following restrictions apply to all Employees and their Immediate Family members.

4.2.1.
Material Non-Public Information
All Employees and their Immediate Family members are prohibited from Trading in a Security while in possession of Material Non-Public Information about the Security or the issuer of the Security.  Employees are also prohibited from Tipping any individual while in possession of Material Non-Public Information about a Security or the issuer of a Security.

4.2.2.
Local Regulatory Requirements
All Employees and their Immediate Family members are prohibited from engaging in any activity that would violate the insider trading or dealing, market abuse, or other similar regulatory requirements in applicable jurisdictions.

4.2.3.
1% or More of Public Companies
All Employees and their Immediate Family members are prohibited from Holding Securities that constitute 1% or more of the outstanding shares of any public company without specific written approval from Securities Disclosure Compliance.

4.2.4.
Prohibited Financial Instruments
All Employees and their Immediate Family members are prohibited from trading, selling short, or holding Prohibited Financial Instruments. If Employees or their Immediate Family members have questions regarding whether specific financial instruments are Prohibited Financial Instruments, they should contact Securities Disclosure Compliance.

4.2.5.
Short-Term Trading5
Having Traded a Security, an Employee or his or her Immediate Family member may not profit from Trading the same or equivalent Security within thirty (30) calendar days of the original Trade, including through use of options or other derivatives. You may sell a Security at any time if the sale price is lower than the original purchase price (i.e., at a loss on the original investment, either through a direct trade, stop loss, or GTC order). All profits realized from short-term Trading must be disgorged as directed by Securities Disclosure Compliance. For purposes of this rule, sales shall be computed on a Last In, First Out (“LIFO”) basis.

Shares acquired under employee compensation plans and employee stock ownership plans are not subject to the 30-day holding period. However, Employees must refer to their Restricted List(s), if applicable, before selling any such shares.

4.2.6.
Initial Public Offerings and Private Placements
All Employees and their Immediate Family members shall not participate in an Initial Public Offering or a Private Placement without prior written approval by Securities Disclosure Compliance. In considering such approval, Securities Disclosure Compliance will take into account, among other factors, a Conflict of Interest or the appearance of a Conflict of Interest.

4.2.7.	Blackout Periods Management reserves the right to prohibit Trading in a particular Security for a designated period of time for all or a subset of Employees and their Immediate Family members.6

4.2.8.
Media Appearances
All Employees and their Immediate Family members are prohibited from Trading in a Security when the Employee makes statements regarding the Security or issuer of the Security in media including television, printed publications, or the internet, for the time period from either thirty (30) calendar days prior to the media appearance or as soon as it is known that the Security will be discussed, whichever is greater, to five (5) calendar days after the media appearance.

4.2.9.
Additional Restrictions Specific to Business
In addition to the requirements in the main body of this Policy, please see the Addenda for additional restrictions that may apply to the Employees who are members of or support each specific business of Standard and Poor’s, and their Immediate Family members. If an Employee is a member of or supports more than one business, then all of the requirements described in the Addenda of all the businesses for that Employee apply to that Employee. Please see the requirements for each business in the relevant Addenda.

4.3.
Your Securities Disclosure Profile
Employees are assigned a Securities Disclosure Profile based on two criteria: (1) their ability to influence Standard & Poor's products and services and (2) their access to Material Non-Public Information, in fact or appearance, by virtue of their role and responsibilities. Your Securities Disclosure Profile identifies your level of access and influence (“Level”) and the extent of your restrictions by Practice Area, group, or Sector, as applicable by business (“Scope”). If you are not sure of your Securities Disclosure Profile, contact Securities Disclosure Compliance.7

4.3.1.
Level 1 – General Influence and Access to Material Non-Public Information
Level 1 includes Employees in senior leadership positions who have the potential to influence Standard & Poor's products and services, and who have access or potential access to Material Non-Public Information. Please see Addendum for the specific description of Level 1 for each business.

4.3.2.
Level 2 – Specific Influence and Access to Material Non-Public Information
Level 2 includes Employees who have the potential to influence Standard & Poor's products and services and who have access or potential access to Material Non-Public Information. Please see Addendum for the specific description of Level 2 for each business.

4.3.3.
Level 3 – No Influence but Access to Material Non-Public Information
Level 3 includes Employees who do not have influence on Standard & Poor's products and services but have access or potential access to Material Non-Public Information. Please see Addendum for the specific definition of Level 3 for each business.

4.3.4.
Level 4 – No Influence or Access to Material Non-Public Information
Level 4 includes Employees who do not have influence on Standard & Poor's products and services and do not have access to Material Non-Public Information. Please see Addendum for the specific description of Level 4 for each business.

4.3.5.
Immediate Family of Levels 1-4
An Employee’s Immediate Family members are considered to be the same Level as that Employee, and the Holding and Trading restrictions for an Employee extend to his or her Immediate Family members.

4.4.
Restrictions Based on Your Securities Disclosure Profile
In addition to the Securities Holding and Trading restrictions that apply to all Employees (see Section 4.2), you may have additional restrictions based on your Securities Disclosure Profile. Management reserves the right to implement additional restrictions on all or specific Employees, beyond what are mentioned in this Policy, as required by business needs.

4.4.1
- 4.4.3 Restrictions on Levels 1, 2 and 3
Please see the business-specific Addenda for the specific restrictions based on the Securities Disclosure Profile of the business for which you are a member or which you support. If an Employee is a member of or supports more than one business, then all of the requirements described in the Addenda of all of the businesses for that employee apply to that Employee.

4.4.4.
Restrictions on Level 4
Employees in Level 4 and their Immediate Family members have no additional restrictions beyond those listed in Section 4.2 above. (All Employees including those in Level 4 are subject to Pre-Clearance and reporting requirements, described in Sections 5 and 7, respectively.)  Please see Section 4.2 of the Addendum for your business, if applicable, to determine if any additional restrictions apply to all Employees and their Immediate Family members specific to each business.

4.5.
Restricted Lists
Standard & Poor’s maintains lists of Securities restricted according to the restrictions described above. These Restricted Lists may change frequently. Many, though not all, Restricted Lists are available on the Securities Disclosure Compliance intranet site. It is the responsibility of all Employees to check the Securities Disclosure Compliance intranet site to determine whether their Restricted Lists are available, and if so, review the Restricted Lists, and familiarize their Immediate Family members with them, before entering into a transaction (see Section 5).

4.6.
Conflicts of Interest
Employees are expected to act consistent with the policies and regulations to which they are subject. As such, even if a Security does not appear on the Restricted List for the Employee, the Employee and their Immediate Family members must not Trade or Hold that Security if:

(a)	he/she knows or has reason to believe that the Security should be on the Restricted List; or

(b)	he/she knows or has reason to believe that there is an actual Conflict of Interest with Trading or Holding the Security.

5.
Pre-Clearance
Before you or your Immediate Family members Trade a Security you must submit a Pre-Clearance request and receive approval notification through PSTS. Before approval for a transaction is granted, the request will be reviewed by both Securities Disclosure Compliance and your supervisor or designated approver.8  Exceptions to the Pre-Clearance requirement are outlined in Section 5.3.

5.1.
Duration of Approval
Pre-Clearance for a transaction is valid from the receipt of approval until the end of that same trading day in the principal market for that Security. Trades not approved and executed within this timeframe require a new Pre-Clearance request and approval.

5.2.	Right to Prohibit Trades Not on Restricted Lists Management reserves the right to prohibit Trades of Securities not on the Restricted Lists for any Employees and their Immediate Family members.

5.3.	Exceptions to Pre-Clearance The following types of transactions are exempt from the Pre-Clearance requirement.

5.3.1.
Well-Diversified Mutual Funds
Mutual Funds and Unit Trusts that are not Sector-specific do not need to be Pre-Cleared. However, all Mutual Funds need to be reported (see Section 7). Note: Sector Funds must be Pre-Cleared. Please see Addendum for additional instructions regarding the Pre-Clearance requirement of Mutual Funds specific to your business.

5.3.2.
McGraw-Hill Employee Stock Purchase Program or Compensation Award
The acquisition of securities purchased through the McGraw-Hill Employee Stock Purchase Program or awarded through McGraw-Hill Employee compensation does not need to be Pre-Cleared. However, all other transactions in McGraw-Hill Securities, including execution and sale of options, must be Pre-Cleared.  This includes execution and sale of securities acquired through the Stock Purchase Program and awarded through compensation.

5.3.3.
Corporate Actions
Involuntary changes in Holdings as a result of corporate actions do not need to be Pre-Cleared. Examples of corporate actions include, but are not limited to, stock splits and receipt of Securities as a result of a merger or consolidation. However, a corporate action may result in a Holding implication that requires you to divest (see Section 8).

5.3.4.
Non-Transactional Changes in Holdings
Changes in Holdings that are not a consequence of a transaction (e.g., receipt of Securities as a gift or inheritance, through marriage, or as part of compensation such as stock options or restricted stock) do not need to be Pre-Cleared. However, these changes may result in a Holding implication that requires you to divest (see Section 8).

5.3.5.
Automatic Investment Plans
Automatic Investment Plans are subject to special rules. Although establishment of an Automatic Investment Plan (e.g., dividend reinvestment plan or “DRIP”) in a Security must be Pre-Approved, subsequent investments do not need to be Pre-Cleared unless you or your Immediate Family member is changing the manner of the investment or the Security in which the investment is being made. To obtain Pre-Approval for an Automatic Investment Plan, contact Securities Disclosure Compliance.

5.3.6.
Blind Trusts
If you are the beneficiary of a Blind Trust, you are not required to Pre-Clear transactions in such a trust because, by definition, you have no knowledge of the holdings of the trust and no right to intervene in the Trading of the Securities. However, you must report the fact that you have a Blind Trust (see Sections 7.1 and 7.2.1).

5.3.7.
Third-Party Discretionary Accounts
If you have a Third-Party Discretionary Account, you are not required to Pre-Clear transactions in such an Account because, by definition, you are not permitted to provide investment direction for the Account. However, you must report the fact that you have a Third-Party Discretionary Account (see Sections 7.1 and 7.2.1).

6.
Designated Brokers
In order to help you fulfill your reporting requirements and improve the accuracy of your data, Standard & Poor’s has identified certain broker-dealers (“Designated Brokers”) that you and your Immediate Family members are either required to use or encouraged to use, depending on the jurisdiction in which you work. A list of Designated Brokers and jurisdictions with a Designated Broker requirement is available on the Securities Disclosure Compliance intranet site.

6.1.
Electronic Account Feeds
Standard & Poor’s has arranged to receive automated electronic reports of Securities Holdings and transactions in Accounts held with certain Designated Brokers. If you work in a jurisdiction in which Designated Brokers are required, then you and your Immediate Family members are required to use these Designated Brokers for your brokerage Accounts and to make sure that your Account is designated as a Standard & Poor’s Employee Account subject to automated electronic reporting.9  If you work in a jurisdiction in which Designated Brokers are encouraged, but not required, you can minimize your PSTS reporting requirements by using a Designated Broker with electronic feed capability.

6.2.
Paper Statements
If you do not use a Designated Broker, either because it is not required in your jurisdiction, it is not required for a certain account type (see Section 6.4), or because you have obtained a written exemption from Securities Disclosure Compliance, then you must manually report all changes to your Accounts or Holdings and those of your Immediate Family members within ten (10) calendar days of execution, and you must instruct your broker or account holder to send duplicate account statements to Securities Disclosure Compliance (see Section 7).10  In the event that the broker refuses to send duplicate statements, you may not use that broker; in the event that the account holder does not have the capability to send duplicate statements, please contact Securities Disclosure Compliance.

6.3.
New and Transferred Employees
In jurisdictions in which Designated Brokers are required, new and transferred Employees and their Immediate Family members must transfer their Accounts to a Designated Broker and designate the Account as a Standard & Poor’s Employee Account subject to automated electronic reporting within fifteen (15) calendar days of the Employee’s start date, unless permission to use an alternate broker has been granted.

6.4.
Exceptions to Designated Broker Requirement
In jurisdictions in which Designated Brokers are required, the following types of Accounts are exempt from the requirement to use a Designated Broker: McGraw-Hill 401(k); 401(k) or 403(b) from former employers for self or Immediate Family; Immediate Family’s 401(k) or 403(b) from current employer; McGraw-Hill Employee Stock Ownership Program; 529 education savings plan; non-brokerage mutual fund accounts at mutual fund companies (e.g., Franklin Templeton, Vanguard) holding only Mutual Funds; DRIPs; and Blind Trusts.

7.	Reporting

7.1.
Initial Reporting Requirements for New and Transferred Employees
New and transferred Employees must enter into PSTS, either manually or through an automated feed from a Designated Broker, all Accounts and Holdings for themselves and their Immediate Family members within ten (10) calendar days of the Employee’s start date.  Blind Trusts for which Employees or their Immediate Family control or have a Beneficial Interest must be disclosed to Securities Disclosure Compliance.

7.2.
On-going Reporting Requirements for Current Employees11
Employees are required to report all Accounts, Holdings of Securities (including Mutual Funds), and related transactions for periodic review by Securities Disclosure Compliance. This information will be provided automatically from your Designated Broker account into PSTS. In the event that Securities Disclosure Compliance grants you an exception to the Designated Broker requirement, the Account is exempt from the requirement, or Designated Brokers are not available in your jurisdiction, you must instruct your broker to send duplicate statements to Securities Disclosure Compliance for all Accounts held by you and your Immediate Family members, and you must complete the following steps manually.

7.2.1.	New Accounts You are required to enter all new Accounts into PSTS within ten (10) calendar days of the date of establishing the new Account.

7.2.2.
Transactions
You are required to enter all purchases and sales into PSTS within ten (10) calendar days of the date of the transaction. All purchases and sales must be Pre-Cleared prior to being executed. See Section 5 for Pre-Clearance requirements.

7.2.3.
Non-Transactional Changes in Holdings
If there is a change in your Holdings that is not a consequence of a transaction (e.g., receipt of Securities as a gift or inheritance, through marriage, or as part of compensation such as stock options or restricted stock), you are required to notify Securities Disclosure Compliance of your change in Holdings within ten (10) calendar days of receipt.

7.3.	Exceptions to Reporting Requirements The following do not need to be reported.

7.3.1.
McGraw-Hill Employee Stock Purchase Program or Compensation Award
The acquisition of securities purchased through the McGraw-Hill Employee Stock Purchase Program or awarded through McGraw-Hill Employee compensation does not need to be reported. However, all other transactions of McGraw-Hill Securities, including execution and sale of options, need to be reported.  This includes execution and sale of securities acquired through the Stock Purchase Program and awarded through compensation.

7.3.2.
Corporate Actions
Involuntary changes in Holdings as a result of corporate actions do not need to be reported. Examples of corporate actions include, but are not limited to, stock splits and receipt of Securities as a result of a merger or consolidation.

7.3.3.
Automatic Investment Plan Transactions
Automatic Investment Plans are subject to special rules. Although establishment of an Automatic Investment Plan (e.g., dividend reinvestment plan or “DRIP”) in a Security must be Pre-Approved, subsequent investments do not need to be reported unless you or your Immediate Family member is changing the manner of the investment or the Security in which the investment is being made.

7.3.4.
Blind Trust Transactions
If you are the beneficiary of a Blind Trust, you are not required to report transactions in such a trust because, by definition, you have no knowledge of the Holdings of the trust and no right to intervene in the Trading of the Securities. However, you must report the fact that you have a Blind Trust (see Sections 7.1 and 7.2.1).

7.3.5.
Third-Party Discretionary Account Transactions
If you have a Third-Party Discretionary Account, you are not required to enter all purchases and sales into PSTS within ten (10) calendar days of the date of transaction. However, you must provide transaction information on a regular basis through an automated feed from a Designated Broker. If your account is not with a Designated Broker, then you must arrange to have duplicate monthly account statements sent to Securities Disclosure Compliance (see Section 6.2).

7.3.6.
Tax-Efficient Accounts
Tax-efficient Accounts whose Holdings are generally limited to a selection of funds, made by the sponsor of the Account (e.g., 401(k)s, 403(b)s, and 529s in the U.S. and Defined Contribution Pension Plans in the U.K., and other foreign equivalents) do not need to be reported. However, please note that your Holding and Trading restrictions must be adhered to in these accounts.

8.
Divestment
If you or your Immediate Family members Hold any Securities that you are restricted from Holding, you must divest these Securities within the timeframes stated in this section. Please note that before divesting a Security you must submit a Pre-Clearance request and receive approval for the Trade according to the requirements set forth in Section 5. Pre-clearance will not be granted for any Security for which a blackout period has been put in place, as such Securities cannot be Traded.

8.1.	New Employees New Employees and their Immediate Family members must divest any Restricted Securities within fifteen (15) calendar days of commencing employment.

8.2.
Transferred Employees
Personnel who become subject to this Policy or to a Restricted List through transfer or reassignment, and their Immediate Family members, must divest any Restricted Securities and terminate any AIPs involving Restricted Securities within fifteen (15) calendar days of their reassignment.

8.3.
Gifts and Inheritances
If you or your Immediate Family members receive a Restricted Security as a gift, an inheritance, or through any other involuntary action, you must divest the Security within fifteen (15) calendar days of receipt.

8.4.
Changes to Restricted Lists
If there are any changes to the Restricted Lists that affect your Holdings or those of your Immediate Family members, you will be notified and you and your Immediate Family members must divest the Restricted Security within fifteen (15) calendar days of notification.

9.	Certification

9.1.
Current Employees
Within thirty (30) calendar days of the end of the second and fourth calendar quarters, you must submit to Securities Disclosure Compliance a certification with respect to all Accounts and Holdings as of the end of those periods, and all transactions during those periods, for both you and your Immediate Family members. You must also acknowledge that you have received, read, and understand this Policy; recognize that you must comply with this Policy; and have complied with all the requirements of this Policy at all times throughout those periods.12

9.2.
New Hire and Transferred Employees
Each new hire or transferred Employee, within fifteen (15) calendar days after his or her start date, must certify that he or she has received, read, and understands this Policy; recognizes that he or she must comply with this Policy; will comply with all the requirements of this Policy; and has disclosed all Accounts and Holdings as required by this Policy.13

9.3.
Contract/Temporary Personnel
Contract and temporary personnel (e.g., IT, administrative support, consultants, summer interns) who have access or potential access to Standard & Poor's processes and/or Material Non-Public Information are required to sign confidentiality agreements with Standard & Poor’s, and will be subject to pre-clearance and/or reporting requirements based on their role and access to information as determined by Securities Disclosure Compliance.

10.
Exemptions
In addition to any other exemptions contained in this Policy, Securities Disclosure Compliance may, in limited circumstances, grant other exemptions in writing on a case-by-case basis and as permitted under applicable law, rules, and regulations. If you believe you qualify for an exemption, please contact Securities Disclosure Compliance in writing for instructions on how to proceed.

1 For Ratings, Segment, SPSE and Index Employees, this Policy applies to the following locations: Buenos Aires, Frankfurt, Hong Kong, London, Madrid, Melbourne, Mexico City, Milan, Singapore, Stockholm, Paris, Tel Aviv, Tokyo, Toronto, and U.S offices. For Equity Research and SPIAS, this Policy applies to U.S. offices only.

2 Employees based outside the U.S. should note that the U.S. does not have data privacy laws as stringent as those in, for example, the European Union, but Standard & Poor's has taken the necessary measures to ensure that the information transferred to the U.S. is adequately protected, including by entering into the necessary data transfer agreements. The information will be stored consistent with the Global Records Management Policy.

3 For SPSE Employees, please refer to Standard & Poor's Securities Evaluations, Inc. Policy & Procedures Regarding Confidential and Proprietary Information for more information about what constitutes Material Non-Public Information.

4 Note that Trades must be Pre-Cleared and approved prior to execution. Please refer to Section 5 for information on Pre-Clearance requirements.

5 Blind Trusts and Third-Party Discretionary Accounts are exempt from the short-term trading restriction.

6 For SPSE Employees, this will include restrictions required by the SPSE Policies & Procedures Regarding Confidential and Proprietary Information, which prohibits buying or selling Securities when SPSE has received or expects to receive Material Non-Public Information concerning those Securities.

7 If an Employee’s Securities Disclosure Profile changes as a result of a transfer, that Employee is subject to the previous restrictions for sixty (60) days following the transfer, while also being subject to the new restrictions.

8 Trades by certain Employees in Level 4 will not be reviewed by a supervisor or designated approver, but submitting a Pre-Clearance request through PSTS is still required.

9 An electronic feed consent form is available on the Securities Disclosure Compliance intranet site.

10 The address to which to send paper statements is available on the Securities Disclosure Compliance intranet site.

11 Standard & Poor’s reserves the right to monitor Employee and Employee-related Accounts for up to thirty (30) calendar days after termination of employment.

12 In certain non-U.S. jurisdictions, you may be required to confirm that you agree to the collection and use of your personal information as described in this Policy and/or that you will obtain the equivalent agreement of your Immediate Family members before providing their information to Standard & Poor’s. This should not be taken as an indication that your or their agreement is necessary as a matter of law in any particular jurisdiction.

13 See Footnote 12.

Standard & Poor’s | Securities Disclosure Policy

11.	Definitions

For the purposes of this Policy, the terms below shall have the following meanings:

“Account” shall mean a brokerage account in which an Employee or an Employee’s Immediate Family member Holds Securities, has a Beneficial Interest, or has discretion or control over the account. Types of Accounts include direct control accounts, managed accounts, Third-Party Discretionary Accounts, and Blind Trusts, including brokerage accounts that benefit from tax advantages in their respective country (e.g., IRAs and Keoghs in the U.S. and Self-Managed Superannuation Plans in Australia).

“Automatic Investment Plan (AIP)” shall mean a program in which purchases (or redemptions) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. A dividend reinvestment plan is a type of Automatic Investment Plan.

“Beneficial Interest” shall mean direct or indirect ownership interest in, or the opportunity, directly or indirectly, to profit or share in any profit derived from a Security or a transaction in a Security. It is also the ability to control the purchase, sale, legal transfer, or voting rights of a Security. An Employee is deemed to have a Beneficial Interest in Securities Held by any Immediate Family member. Similarly, an Employee is deemed to have a Beneficial Interest in the Securities portfolio Held by a corporation or partnership controlled by that Employee or a trust or estate for which the Employee or his or her Immediate Family member serves as trustee or executor. You should consult Securities Disclosure Compliance with any questions regarding specific circumstances in which you may be deemed to have a Beneficial Interest in a Security.

“Blind Trust” shall mean a trust in which the trustees have full discretion over the Securities, and the trust beneficiaries have no knowledge of the holdings of the trust or the ability to direct or influence changes to those holdings.

“Bond Fund” shall mean a type of investment entity (Mutual Fund, closed-end fund or Unit Investment Trust (UIT)) that invests primarily in bonds.

“Conflict of Interest” shall mean a situation in which an Employee’s private interests conflict with his or her professional interests.

“Contract for Difference (CFD)” shall mean a contract in which a seller agrees to pay a buyer the difference in price of a Security after a certain period of time if the Security’s price increases, and the buyer will in return pay the seller the difference in price if the Security's price decreases. CFDs are Traded in over the counter markets in many countries, but are not allowed in the United States.

“Credit Rating” shall mean an assessment of, or opinion regarding, the creditworthiness of an entity, a debt or financial obligation, debt security, preferred share or other financial instrument (including a Money Market Fund), or of an issue of such a debt or financial obligation, debt security, preferred share or other financial instrument, issued using an established and defined ranking system of rating categories.

“Credit Rating Activities” shall mean: (a) data and information analysis related to Credit Ratings; (b) the evaluation, approval, issuance, and review of Credit Ratings; and the development or approval of analytical procedures or methodologies used for determining Credit Ratings (i.e., criteria), including the development or approval of qualitative and quantitative models.

“Designated Broker” shall mean a broker-dealer who participates in automated electronic reporting of Securities Trading to Standard & Poor’s. A list of Designated Brokers is available on the Securities Disclosure Compliance intranet site.

“Dividend Reinvestment Plan (DRIP)” shall mean a type of Automatic Investment Plan in which the dividends that an investor receives from a company go toward the purchase of more of the same stock.

“Employee” shall mean all Ratings Services and Segment, S&P Securities Evaluations (“SPSE”),, Equity Research, S&P Investment Advisory Services LLC (“SPIAS”) and Index Services personnel, any other natural person whose services are placed at the disposal or under the control of the Standard & Poor’s Ratings Services and who is directly involved in Credit Rating Activities and certain Standard & Poor’s and McGraw-Hill personnel as designated by Securities Disclosure Compliance who support or have access or potential access to Material Non-Public Information about Standard & Poor’s products and services.

“GTC (Good-Til-Cancelled) Order” shall mean an order to buy or sell a Security at a specific or limit price that lasts until the order is completed or cancelled.

“Holding” (adjusted in context for appropriate verb tense) shall mean owning a Beneficial Interest in a Security or having a short position in a Security.

“Immediate Family” shall mean:

(a) an Employee’s spouse, domestic partner, or equivalent, regardless of residence;

(b) an Employee’s dependent child or stepchild, regardless of residence;

(c) an Employee’s relative (e.g., grandchild, parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law, cousin, aunt, uncle, niece, or nephew including adoptive or guardian relationships) that has shared the same household as the Employee for at least one year before the trade or other relevant activity;

(d) Any legal person, trust, or partnership whose managerial responsibilities are discharged by, directly or indirectly controlled by, established for the benefit of, or whose economic interests are substantially equivalent to an Employee or a person listed at (a) – (c) above; or

(e) a person for whom an Employee or a person listed at (a) – (c) above has investment discretion or Trading authorization, even if that person is not related to or living with the Employee.

For purposes of this definition, the terms “dependent”, “domestic partner”, and “adoptive or guardian relationship” are defined by the national law where the Employee works.

“Inflation-Linked Bond” shall mean a type of Security for which the redemption value corresponds to the inflation rate.

“Initial Public Offering” shall mean a first and one-time only sale of publicly tradable stock shares in a company that has previously been owned privately.

“Insider Trading” shall mean Trading a Security while aware of Material Non-Public Information.

“Level” shall mean the component of an Employee’s Securities Disclosure Profile that determines the restrictions on the Securities that an Employee and his or her Immediate Family members are permitted to Hold or Trade. An Employee’s Level is determined by his or her influence on Standard & Poor’s products and services and access to Material Non-Public Information.

“Material Non-Public Information” shall mean all non-public information that a reasonable investor would likely consider important in making an investment decision or non-public information that is reasonably likely to affect the market price of a Security when it is publicly disclosed. Information is non-public if it has not been disseminated to the public in a manner reasonably designed to provide broad distribution, such as a required or voluntary filing with a government agency or regulatory body, a publication of general circulation, or a press release issued by an issuer or client. Material Non-Public Information can be positive or negative and may involve events with contingencies.

“Money Market Fund” shall mean a type of Mutual Fund that is required by law to invest in low-risk and short-term securities.

“Mutual Fund” shall mean an open-end company or other investment scheme that pools money from many investors and invests the money in stocks, bonds, short-term money-market instruments, or other Securities. Types of Mutual Funds include some index funds, stock funds, Bond Funds, and Money Market Funds. Mutual funds are registered with or authorized by securities or other financial regulators.

 “Policy” shall mean Standard & Poor’s Securities Disclosure Policy.

“Practice Area” shall mean a grouping of Sectors that are rated by Ratings Services, as defined by Ratings Services.

“Pre-Approval” shall mean the act of notifying Securities Disclosure Compliance about and gaining permission for a certain Securities transaction.

“Pre-Clear” shall mean the process for obtaining Pre-Clearance.

“Pre-Clearance” shall mean approval to purchase or sell a Security, or the process of requesting such approval.

“Private Placement” shall mean an unregistered offering of Securities to a small number of investors rather than to the general public.

“Prohibited Financial Instruments” shall mean any financial instruments that do not meet the definition of Security below and are: (a) options, futures, swaps, forward rate agreements or other derivative contracts related to currencies, interest rates or yields, or other derivatives instruments, financial indices or financial measures regardless of the manner of settlement (i.e., physically or in cash); (b) options, futures, swaps, forward rate agreements and any other derivative contracts relating to commodities regardless of the manner of settlement or clearing; (c) derivative instruments for the transfer of credit risks; (d) contracts for difference other than those related to the price of a Security; (e) options, futures, swaps, forward rate agreements and any other derivative contracts relating to climatic variables, freight rates, emission allowances, inflation rates or other official economic statistics or other things, values or measures regardless of settlement; and (f) any similar or other derivative contracts relating to assets, rights, obligations, indices and measures not listed above which Securities Disclosure Compliance determines are prohibited.

“PSTS” shall mean Personal Securities Trading System, the system that Employees use to report and certify to their Accounts and Securities activities.

“Restricted List” shall mean a listing of Securities that are restricted for Holding and/or Trading by an Employee and his/her Immediate Family members.

“Restricted Security” shall mean a Security which an Employee and his or her Immediate Family, as determined by the Employee’s assigned Level, is restricted from Trading or Holding.  In general, Restricted Securities include Standard & Poor’s credit-rated Securities, Securities rated by other credit rating agencies, and non-rated Securities unless otherwise specified.

“Scope” shall mean the component of an Employee’s Securities Disclosure Profile that determines the extent to which the Employee is restricted from Holding and/or Trading.

“Sector” shall mean a grouping by industry, government, or currency.

“Sector Fund” shall mean a Mutual Fund, Exchange Traded Fund (ETF), or Unit Trust which, by name, provides diversification of Holdings within a specific industry or government Sector (e.g., Fidelity Select Health Care Portfolio), or currency (e.g., Euro ETF).

“Security” shall mean any stock, note, bond, debenture, limited partnership interest, limited liability company interest, an investment contract, a vehicle which purchases and pools investments in other securities (such as a Mutual Fund, an exchange traded fund (ETF), hedge fund, or venture capital fund), or other financial instrument commonly known as a security, including securities issued globally, and American Depository Receipts (ADRs). It also includes any put or call options, futures contracts, or any other derivative instruments related to securities.

“Securities Disclosure” shall mean formal recording of an Employee’s Holdings and transactions.

“Securities Disclosure Compliance” shall mean the department within Standard & Poor’s Compliance responsible for conducting surveillance and enforcing Employee compliance with Securities Disclosure requirements.

“Securities Disclosure Profile” shall mean an assignment established to help an Employee identify the Securities that he or she is restricted from Holding and Trading. A Securities Disclosure Profile consists of the Employee’s Level and Scope.

“Spread Betting” shall mean a type of Trading that involves taking a bet on the price movement of a Security.

“Third-Party Discretionary Account” shall mean an Account where the Trading in the Account is under the control of an independent third-party who is a licensed broker, investment advisor or equivalent and where the beneficiary of the Account does not have input into the specific investment decisions in the Account.  The third-party with discretionary authority must sign a statement agreeing not to accept investment direction from the Employee or designee and not to Trade in Securities in the Sector(s) and/or Practice Area(s) in which the Employee is restricted.

“Tipping” shall mean the act of providing Material Non-Public Information to a person who is not authorized to have the information and who then Trades (or discloses the information to another person who Trades). If someone is aware of Material Non-Public Information and cannot Trade, he or she also cannot “tip” or cause another person to Trade even if the tipper does not disclose the details of the Material Non-Public Information.

“Trading” (adjusted in context for appropriate verb tense) shall mean purchasing, selling, or selling short, or engaging in a transaction (e.g., a gift or an exchange) in a Security; writing or exercising an option to purchase or sell a Security; buying to cover a short position; purchasing a Contract for Difference; or Spread Betting. It also can mean investment decisions such as the reallocation of assets in a 401(k) plan, the loss of shares through a margin call, and the tendering of shares in a cash or exchange offer.

“Unit Investment Trust (UIT)” shall mean a U.S. investment company offering a fixed (unmanaged) portfolio of securities having a definite life.

“Unit Trust” shall mean some Mutual Funds found in Australia, Ireland, New Zealand, South Africa, Singapore, and the U.K.

Standard & Poor’s | Securities Disclosure Policy

CONFIDENTIAL – FOR INTERNAL USE ONLY

Investment Advisory Services
Addendum to Securities Disclosure Policy

Issued by:
Securities Disclosure Compliance

Applies to:
Investment Advisory Services and certain other Standard & Poor’s and McGraw-Hill personnel who support Investment Advisory Services

Publication date:
26 February 2010

Effective date:
31 March 2010

For further instructions see:
Securities Disclosure Compliance intranet  site

Investment Advisory Services employees are required to comply with this policy and guidelines. Failure to comply may result in disciplinary action up to and including termination of employment.

 Addendum – Additional Notes for Investment Advisory Services
The information below is specific to Investment Advisory Services (“SPIAS”) employees. Section numbers refer to the section referenced in the Standard & Poor’s Securities Disclosure Policy. In the event of any conflict between this addendum and the Policy, this addendum shall govern.

4.	Restrictions

4.3.	Securities Disclosure Profile The following are descriptions for Levels specific to SPIAS.

4.3.1.
Level 1 – General Influence and Access to Material Non-Public Information
Level 1 includes Employees in senior leadership positions who have the potential to influence client portfolios, and who have access or potential access to Material Non-Public Information.

4.3.2.
Level 2 – Specific Influence and Access to Material Non-Public Information
Level 2 includes Employees who have the potential to influence client portfolios and who have access or potential access to Material Non-Public Information.

4.3.3.
Level 3 – No Influence but Access to Material Non-Public Information
Level 3 includes Employees who do not have influence on client portfolios, but have access or potential access to Material Non-Public Information.

4.3.4.
Level 4 – No Influence or Access to Material Non-Public Information
Level 4 includes Employees who do not have influence on client portfolios, and do not have access or potential access to Material Non-Public Information.

4.4.	Restrictions Based on Your Securities Disclosure Profile The following are restrictions that apply to Employees in each Level, specific to SPIAS.

4.4.1 – 4.4.3
Restrictions on Levels 1, 2 and 3
SPIAS Employees in Levels 1, 2 and 3 and their Immediate Family members are restricted from Trading any equity or ETF for which the position in a client portfolio has changed, for the seven (7) calendar days prior to and seven (7) calendar days after the portfolio is delivered to the client. Securities held or traded in an Account owned by a Blind Trust or in a Third-Party Discretionary Account are exempt from these restrictions.

4.4.4.	Restrictions on Level 4 SPIAS Employees in Level 4 and their Immediate Family members have no additional restrictions beyond those listed in Section 4.2.

Standard & Poor’s | Addendum to Securities Disclosure Policy for SPIAS

CONFIDENTIAL – FOR INTERNAL USE ONLY

Equity Research
Addendum to Securities Disclosure Policy

Issued by:
Securities Disclosure Compliance

Applies to:
Equity Research and certain other Standard & Poor’s and McGraw-Hill personnel who support Equity Research Services

Publication date:
7 September 2010

Effective date:
7 September 2010

For further instructions see:
Securities Disclosure Compliance intranet

Equity Research Services employees are required to comply with this policy and guidelines. Failure to comply may result in disciplinary action up to and including termination of employment.

Addendum – Additional Notes for Equity Research
The information below is specific to Equity Research employees. Section numbers refer to the section referenced in the Standard & Poor’s Securities Disclosure Policy. In the event of any conflict between this addendum and the Policy, this addendum shall govern.

4.	Restrictions

4.3.	Securities Disclosure Profile The following are descriptions for Levels specific to Equity Research.

4.3.1.
Level 1 – General Influence and Access to Material Non-Public Information
Level 1 includes Employees in senior leadership positions who have the potential to influence STARS Rankings or Sector outlooks across all Sectors, and who have access or potential access to Material Non-Public Information across all Sectors.

4.3.2.
Level 2 – Specific Influence and Access to Material Non-Public Information
Level 2 includes Employees who have the potential to influence STARS Rankings or Sector outlooks in one or more Sector(s) and who have access or potential access to Material Non-Public Information in one or more Sector(s).

4.3.3.
Level 3 – No Influence but Access to Material Non-Public Information
Level 3 includes Employees who do not have influence on STARS Rankings or Sector outlooks, but have access or potential access to Material Non-Public Information in one or more Sector(s).

4.3.4.
Level 4 – No Influence or Access to Material Non-Public Information
Level 4 includes Employees who do not have influence on STARS Rankings or Sector outlooks, and do not have access or potential access to Material Non-Public Information.

4.4.	Restrictions Based on Your Securities Disclosure Profile The following are restrictions that apply to Employees in each Level, specific to Equity Research.

4.4.1.
Restrictions on Level 1
Equity Research Employees in Level 1 and their Immediate Family members are restricted from Holding, buying, or selling short any individual Securities or Sector Funds. Securities held or traded in an Account owned by a Blind Trust are exempt from these restrictions. Purchase of McGraw-Hill Securities is permitted.

4.4.2.
Restrictions on Level 2
The following Level 2 Equity Research Employees and their Immediate Family members are subject to restrictions on Holding, buying, or selling short, as follows:

For Equity Analysts: Any Security in the Sub-Industry group(s), or Sector Fund within the associated Sector(s) covered by the Equity Analyst.

For Group Heads: Any Security in the Sub-Industry group(s), or Sector Fund within the associated Sector(s) covered by Equity Analysts under the Group Head’s supervision.

For Strategists: Any Sector Fund.

Securities held or traded in an Account owned by a Blind Trust are exempt from these Holding restrictions.

All Equity Research Level 2 Employees and their Immediate Family members are subject to restrictions on trading, as follows:

(1)	Any Security of a company until one (1) full trading day has elapsed after that company is added to STARS Coverage.
(2)	Any Security of a company until one (1) full trading day has elapsed after that company is removed from STARS Coverage.
(3)	Any Security of a company until one (1) full trading day has elapsed after the STARS Ranking of that company’s equity is changed.
(4)	Any Security of a company until one (1) full trading day has elapsed after the target price of that company's equity is changed.
(5)
Any Security of a company highlighted in PowerPicks, Focus Stocks, Top 10 and other Equity Research articles and publications until one (1) full trading day has elapsed after publication of the article.

Securities held or traded in an Account owned by a Blind Trust or in a Third-Party Discretionary Account are exempt from these event-driven trading restrictions.

4.4.3.	Restrictions on Level 3 Equity Research Employees in Level 3 and their Immediate Family members are subject to restrictions on trading, as follows:

(1)	Any Security of a company until one (1) full trading day has elapsed after that company is added to STARS Coverage.
(2)	Any Security of a company until one (1) full trading day has elapsed after that company is removed from STARS Coverage.
(3)	Any Security of a company until one (1) full trading day has elapsed after the STARS Ranking of that company’s equity is changed.
(4)	Any Security of a company until one (1) full trading day has elapsed after the target price of that company’s equity is changed.
(5)
Any Security of a company highlighted in PowerPicks, Focus Stocks, Top 10 and other Equity Research articles and publications until one (1) full trading day has elapsed after publication of the article.

Securities held or traded in an Account owned by a Blind Trust or in a Third-Party Discretionary Account are exempt from these event-driven trading restrictions.

4.4.4.	Restrictions on Level 4 Equity Research Employees in Level 4 and their Immediate Family members have no additional restrictions beyond those listed in Section 4.2.

11.
Definitions

The terms below are in addition to those defined in the Standard & Poor’s Securities Disclosure Policy. For the purposes of this Addendum to the Policy, the terms below shall have the following meanings:

“Equity Analyst” shall mean an Equity Research Services employee assigned primary analytical responsibility for companies in a specific Sector(s).

“Group Head” shall mean an Equity Research Services Employee who oversees a group of Equity Analysts.

“STARS Coverage” shall mean the ongoing assignment of a STARS Ranking to a company.

“STARS Ranking” shall mean the ranking of one star to five stars assigned to a specific company stock in the Equity Research Services stock appreciation ranking system.

“Strategist” shall mean an Equity Research Services Employee involved in the production of editorial content (e.g., thematic articles) as well as issuing opinions on industries, Sectors and market trends, but not assigned primary analytical responsibility for companies in a certain Sector(s).

Standard & Poor’s | Addendum to Securities Disclosure Policy for Equity Research

2010
Code of
Business
Ethics

The McGraw-Hill Companies enjoys a worldwide reputation for integrity, honesty and good faith in all its dealings. We are proud of our reputation, for it is our heritage, reflecting our goals and the manner in which we work to achieve them.

Our standards of conduct are summarized in the paragraphs that follow. Written words alone, however, do not create a moral conscience or lead inevitably to ethical conduct.

The written words, in fact, are nothing more than a description of the way we have always done our business. Our reputation for fair dealing was well established long before a written policy was first published. In short, we are a people-oriented company. It is the conduct of our people that has produced our reputation for integrity and honesty.

Failure to comply with the Code may result in disciplinary action, up to and including termination of employment.  In the event that there is a conflict between the umbrella provisions of the Code and the specific policies of your business unit or local office, the policies of your business unit or local office will prevail.

WHAT EMPLOYEES CAN EXPECT OF THE McGRAW-HILL COMPANIES

You have been employed solely on the basis of The McGraw-Hill Companies' estimate of your ability to do your job well. You will not be unfairly discriminated against because of race, color, religion, sex, age, sexual orientation, national or ethnic origin, citizenship status, veteran status or disability or for any other unlawful reason.

Any future promotion and pay increase is at the discretion of your manager and will depend on the needs of the business matched to your demonstrated ability to do superior work, to grow in your job and to accept responsibility.

You can expect courteous and considerate treatment from the corporation. Through on-the-job training, sharing tuition costs, and other means, we will endeavor to provide appropriate opportunities for developing your ability to perform your job well and to prepare you for greater challenges.  You can learn of possible job openings throughout the corporation through our Career Opportunities Program. You may apply for any position you may be qualified to fill.

Every reasonable effort will be made to provide you with a safe and healthy place in which to work. In addition, it is the corporation’s policy to provide a work environment free from sexual harassment or any other type of unlawful harassment.

Resolving Problems in the Workplace.  At any time, you may discuss a problem related to your employment with your manager, the next higher level of management, the Human Resources Department, or the Corporate EEO Department. Through appropriate supervisory channels, you may take a complaint to the highest executive level of the corporation.

You may also make a complaint or provide a constructive comment through the Employee Hotline. The Employee Hotline (1-888-722-3277) is made available to employees worldwide, with the exception of certain jurisdictions outside the United States that restrict the use of employee hotlines.  The Employee Hotline provides a way of reporting, even anonymously, violations of corporate policy, workplace concerns, violations of law and related issues.

You also may take advantage of the FAIR Program (Fast and Impartial Resolution), a voluntary alternative dispute resolution program, to address any problems in the workplace. Employees may file a FAIR complaint and receive a written response from the corporation (Phase I).  If the employee is dissatisfied with the result, the employee may request a mediation which is an attempt to resolve the dispute with the help of a trained, neutral mediator (Phase II).  If the employee is still dissatisfied with the results, the employee may bring the issue to binding arbitration (Phase III).  The company pays the costs of the program although it does not pay the employee’s legal expenses. You can reach a FAIR representative at 212-751-2700.

The McGraw-Hill Companies prohibits retaliation against an employee for filing a complaint under FAIR or with a government antidiscrimination agency.  Further, the corporation bars retaliation against anyone for assisting with the investigation of such a complaint.  An employee who retaliates against an employee for either of these reasons will be subject to disciplinary action up to and including termination.

The McGraw-Hill Companies recognizes and respects the privacy of employees and others with regard to personal information it obtains through the employment relationship.  Employees should contact Human Resources for further information in this regard.

The McGraw-Hill Companies provides medical, disability, life insurance, and retirement programs as further described in materials you will receive from the Human Resources Department.

WHAT THE McGRAW-HILL COMPANIES CAN EXPECT OF US AS EMPLOYEES

Of course, The McGraw-Hill Companies expects that employees will work diligently and to the best of their abilities. In addition, here are some specific requirements.

Compliance with law. All employees of The McGraw-Hill Companies shall be responsible for conducting their activities on behalf of The McGraw-Hill Companies in compliance with applicable laws and regulations. As part of this responsibility, it is imperative that all of our financial disclosures and reports be full, fair, accurate, timely and understandable. When appropriate, employees should seek advice from The McGraw-Hill Companies' Legal Department with respect to the application or interpretation of laws and regulations relevant to their business activities.

Conflicts of interest. Employees should not engage in any activity that might result in a conflict, or the appearance of a conflict, between the individual's self-interest or the interests of another organization, on the one hand, and The McGraw-Hill Companies' interests on the other hand. Each employee should be free from any interest or influence that would make it difficult to give The McGraw-Hill Companies the employee's best efforts and undivided attention. The following are examples of conflicts of interest but these examples are not intended to limit the general applicability of the prohibition against conflicts.

(a)	Employees may not take for themselves, or divert to others, any business opportunity in which the corporation has, or can reasonably be expected to have, an interest.

(b)
Employees may, on their own time, do limited amounts of work for other employers so long as such work does not conflict with the employee’s obligations to The McGraw-Hill Companies. A conflict would arise if outside work consumed so much of an employee's time and energy as to impair the ability to perform The McGraw-Hill Companies’ job effectively. Also, a conflict of interest is presumed if an employee does outside work for a firm that has business dealings with, or competes with, The McGraw-Hill Companies. Employees should also avoid outside employment that is otherwise detrimental to the interests of The McGraw-Hill Companies.

(c)
Employees may not provide consulting or advisory services for any external advisor service, primary research network, analyst group, consulting group, hedge fund, investment bank, investor, or any other similar firm.

(d)
No employee may directly or indirectly own any interest in another firm, or serve as a director, officer or employee of a firm, whose business in any way competes with The McGraw-Hill Companies or that has business dealings with The McGraw-Hill Companies. However, an employee may own up to one percent (1%) of the shares of any public corporation, regardless of its business, except as limited by other obligations under the Code of Business Ethics or other policies of the corporation.

(e)
Employees should never give or accept any gift, entertainment, consideration, benefit or privilege (including discounts on personal purchases not offered to all McGraw-Hill employees) where the value (i) is not reasonable in its business context or (ii) places the recipient under a real or perceived obligation to the giver.  Gifts that are intended to or would result in favorable treatment or influence a business decision, regardless of the amount or value involved, should never under any circumstances be given or accepted.

An employee should not accept, and should notify his/her supervisor if offered, any gifts, entertainment or anything else of value from a competitor, customer or anyone who conducts or seeks to conduct business with The McGraw-Hill Companies, other than (i) Nominal Gifts or (ii) Ordinary Business Entertainment, as those terms are defined below.

Nominal Gifts are gifts of token to modest value that will not place the recipient under any real or perceived obligation to the donor or gifts used for advertising or promotion, as long as they are customarily given in the regular course of business.

Ordinary Business Entertainment, such as lunch, dinner, theatre, sporting events and the like, is appropriate where it is reasonable in its business context and the purpose is to hold bona fide business discussions or to foster better business relations.

Employees may obtain waivers of these conflict rules under limited circumstances.  The employee may request a waiver of these conflict rules by submitting a written request to the appropriate executive, with a full explanation of the basis for the request. Waiver requests must be sent to, and written approval obtained from, either the Chairman, President and Chief Executive Officer of The McGraw-Hill Companies (or a person designated by the CEO), or the corporate staff officer or segment president in charge of the employee's department or unit.

Improper payments to others. No employee should make, or be involved in any way with making, any improper payment, or offer any improper inducement to any existing or potential customer or supplier in the form of a bribe, kickback, excessive commission or fee in connection with any company activity. This prohibition includes, but is not limited to, obtaining business for the company from private businesses or government bodies, anywhere in the world.

Objectivity of reporting and evaluation. The McGraw-Hill Companies' reputation rests in great measure on the integrity of its reporting and evaluation services. For this reason, no employee whose duties include reporting on an industry or evaluating securities should have any employment, ownership or other relations with companies in the relevant industries in a way that might compromise, or appear to compromise, the objectivity of the employee's reports or evaluations. Employees must provide prior written disclosure in writing to their supervisors detailing any factors, such as holding stock, that might be relevant to this restriction. No employee may exert or attempt to exert any improper influence on any editorial position or opinion, including any Standard & Poor’s equity or rating analyst. Individual business units of The McGraw-Hill Companies will, as appropriate, issue supplemental guidelines that relate to their particular operations.

Discriminatory conduct. Employees may not discriminate against or harass any other employees on the basis of race, color, religion, sex, age, sexual orientation, national or ethnic origin, citizenship status, veteran status, disability or any other unlawful basis.

Confidential  information. An employee must regard all non-public information about The McGraw-Hill Companies or its activities as a corporate trust. Employees may not use for any purpose or disclose to others any non-public information. For example: (a) employees and members of their families possessing non-public information about The McGraw-Hill Companies may not use such information to trade in The McGraw-Hill Companies’ securities, nor divulge such non-public information to other persons to trade in The McGraw-Hill Companies’ securities; (b) employees or members of their families possessing non-public information regarding studies or pending negotiations by The McGraw-Hill Companies to acquire all or part of a company shall not divulge such information to other persons and shall not trade in the securities of such a company unless and until the studies or negotiations have been permanently terminated or completed by The McGraw-Hill Companies; and (c) employees obtaining non-public information about another company or securities shall not trade in the securities of such other company until such non-public information becomes known.

Trade secrets, confidential information and proprietary information concerning products and services (both those already on the market and those being developed) are a special, valuable and unique asset of The McGraw-Hill Companies. Employees should hold all trade secrets and other confidential or proprietary information in strictest confidence and should not use such trade secrets and confidential or proprietary information in any way other than in performing their duties as employees. Such trade secrets and other confidential or proprietary information may not be misappropriated, transferred or disclosed, directly or indirectly, to any person or entity.  This obligation remains in effect after an employee leaves The McGraw-Hill Companies.

No employee may, without appropriate management approval, disclose to any person in advance of publication by The McGraw-Hill Companies:  (a) any security or other rating, equity ranking or other opinion pertaining to securities, funds or other investments; or (b) the contents of any book, magazine, newsletter, electronic product, or any other information product or service produced by The McGraw-Hill Companies in any medium.

Intellectual property.  Each employee assigns to The McGraw-Hill Companies all intellectual property, including trademark and trade secret rights, created by that employee within the scope of his or her employment.  Subject to local intellectual property laws, all copyrightable work prepared by an employee within the scope of his or her employment, is a "work made for hire" and is the property of McGraw-Hill Companies.   All inventions or designs conceived or first reduced to practice in whole or in part by an employee within the scope of his or her employment shall be disclosed on a timely basis to the corporation and title to such inventions, including all patent and other such rights, shall be assigned to and owned by the corporation.

Customer privacy. The McGraw-Hill Companies has implemented Corporate Policy 20, Customer Privacy, to protect the privacy of its customers and business prospects. All employees are responsible for being familiar with this policy and for complying with its terms.

The McGraw-Hill Companies’ use of third party information. The McGraw-Hill Companies is a substantial user of proprietary materials belonging to others, including “hard copy” magazines and newspapers, as well as software and electronic information. Employees have an obligation to comply with the copyright, trademark, patent and trade secret laws as they pertain to these materials. In addition, employees have an obligation to comply with the terms and conditions of agreements under which employees use third party proprietary material, including content and software.

Information security. Accurate and reliable information is the foundation of our business. Without proper safeguards in place, our systems are vulnerable to loss, destruction, error and abuse that can undermine the objectives and goals of The McGraw-Hill Companies.

Several of The McGraw-Hill Companies’ policies provide support and guidance for appropriate use of company information management resources.  These policies include:

•	33 – Review and Approval of Information Technology Related Projects
•	46 – Software Licensing Compliance
•	48 – Information Security
•	52 – Monitoring of Information Technology Systems
•	54 – Appropriate Use of Digital Communications
•	59 – Internet Site Blocking

Employees are required to review and comply with these policies. Potential data breaches of confidential information concerning either The McGraw-Hill Companies, employees, customers or other persons should be reported immediately to Corporate Security.

Appropriate use and monitoring of digital communications.  Corporate Policy 54 provides guidelines for the appropriate use of digital communications by employees of The McGraw-Hill Companies and other authorized persons.  Digital communications include (subject to applicable laws) all digital messages sent from any Company supported e-mail system, instant messaging system, or from any computer or personal digital assistant made available by the Company.  Digital communications are for the direct support of The McGraw-Hill Companies' activities.  Although intended for business purposes, digital communications on the Company provided systems and networks may, subject to limitations detailed in Corporate Policy 54, be used on a limited basis for personal or non-business purposes at the discretion of the employee's business unit or corporate department.  Such personal communications are subject to the prohibitions detailed in Corporate Policy 54 with respect to harassing, libelous, threatening, abusive, sexually suggestive, obscene, inappropriate comments regarding ethnicity, or any other content that is otherwise objectionable in the view of Company management.

The McGraw-Hill Companies reserves the right, subject to applicable local law, to monitor the digital communications of employees, contractors and other users of the information technology systems made available by the Company, including mobile and office systems, without informing the sender or recipient of the information, or the person in whose possession those communications reside.  Further information can be found in Corporate Policy 52, Monitoring of Information Technology Systems.

Political activities. Employees, of course, are entirely free, and indeed are encouraged, to endorse, advocate, contribute to or otherwise support any political party, candidate or cause they may choose. But no reimbursement of such contributions will be or, in most instances, lawfully can be, made by The McGraw-Hill Companies in any form, directly or indirectly. Any payment or contribution made by The McGraw-Hill Companies to political candidates, public employees, office holders, political parties and other political organizations including political action committees ("PACs") must comply with Corporate Policy 41, Political Contributions and Payments .  In any public political statement, references to an employee's affiliation with The McGraw-Hill Companies or any of its subsidiaries should be avoided, and in any personal political activity it must be clear that the employee is acting personally and not for the company.

Government contracts. Government contracts, whether with federal, state or municipal entities, are subject to complex laws and regulations setting forth the information which must be furnished to the government in the course of negotiating a contract or submitting a bid. Other laws regulate the performance of government contracts, accounting procedures and payment requests in ways different from private commercial contracts. In certain instances, serious violations of government contract laws or regulations may affect The McGraw-Hill Companies' ability to do business with the government or even constitute criminal conduct. Employees responsible for government contract work should become familiar with the relevant rules and regulations and should contact The McGraw-Hill Companies’ Legal Department with any questions.

Representing The McGraw-Hill Companies in an unauthorized capacity. No employee may contact any person or entity to seek personal gain or other benefits by claiming that the employee represents or is affiliated with The McGraw-Hill Companies.

Interpretation of this code. Employees should seek advice from The McGraw-Hill Companies' Legal Department concerning any interpretation of the provisions of this Code.

Special situations. Detailed codes of conduct have been developed by certain of The McGraw-Hill Companies’ units to provide guidance for situations unique to their businesses.  Where a specific provision of a business unit’s code of conduct conflicts with a more general provision in this Code, the specific provision in the business unit’s code of conduct applies.  Further, The McGraw-Hill Companies has adopted certain Corporate policies specifying in greater detail the appropriate conduct and procedures for matters described in this Code.  The Corporate policies apply, except where there is a conflict with a specific provision in this Code. For Corporate policies, go to:  http://mhc.mcgraw-hill.com/corpcomm/reference/policies.

Reporting violations of this Code.  An employee who observes any conduct by other employees in violation of this Code or of any law applicable to The McGraw-Hill Companies has a responsibility to promptly inform his or her supervisor, the head of the Corporate Auditing Department or The McGraw-Hill Companies’ Legal Department.  As noted above, subject to laws in certain jurisdictions that prohibit employee hotlines, violations may also be reported through the Employee Hotline in confidence.

In general. All employees will be expected to abide by the highest ethical standards and act with complete integrity when acting on behalf of The McGraw-Hill Companies with government agencies, customers, competitors, suppliers, authors, the media, trade associations, fellow employees and the general public.  Failure to follow these policies exposes you to potential disciplinary action up to and including termination.

WHAT THE PUBLIC HAS A RIGHT TO EXPECT FROM THE MCGRAW-HILL COMPANIES AND ITS STAFF

We are committed to providing products and services of high quality, to market them fairly, and to conduct our affairs honorably. But our corporation has some special responsibilities. One is to be a good citizen in the communities in which we work. We are sensitive to the economic role we play in those communities, and to the standards of service provided by our publications and broadcasting stations and through our other community-related functions. The McGraw-Hill Companies contributes to community as well as to national institutions, and encourages employees to do so by matching their gifts to educational institutions, libraries, public broadcasting and arts and cultural organizations.

In addition, all The McGraw-Hill Companies’ employees are encouraged to take an active personal role in organizations dedicated to public service. The corporation will back up their participation with appropriate financial contributions to qualified projects and institutions through which employees are contributing volunteer services.

There is a further responsibility that comes from being in the business of communicating information and serving the need for knowledge. No day passes in which millions of persons throughout the world do not make some use of The McGraw-Hill Companies’ information products and services. As a result, we have a major and pervasive impact on a global scale. And we are trusted. That trust is what imposes on us all a special responsibility to produce the very best and the most completely reliable materials and services we can. That is the basic ethical demand upon us. Nothing must compromise that. All of us should share a sense of that responsibility in all our work.

The McGraw-Hill Companies
1221 Avenue of the Americas
New York, NY 10020-1095

Revised October 2009